UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 5, 2010

Date of Report: (Date of earliest event reported)

Cyanotech Corporation

(Exact name of registrant as specified in its charter)

NEVADA	000-14602	91-1206026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

73-4460 Queen Kaahumanu Highway, Suite #102, Kailua Kona, HI 96740

(Address of principal executive offices)

(808) 326-1353

(Registrant’s telephone number)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2010, the Board of Directors (the “Board”) of Cyanotech Corporation (the “Company”) entered into a Letter Agreement (“Agreement”) pursuant to which one director position was added to the size of the Board.  In accordance with the Agreement, that position was filled by Brent Bailey, 58, who was elected as a new director of the Company, effective immediately; he will stand for re-election by stockholders at the 2011 annual meeting of stockholders.  Also pursuant to the Agreement, Mr. Bailey will become President and Chief Executive Officer of the Company and its subsidiary, Nutrex Hawaii, Inc., on January 11, 2011.  In the past five years, he formed and expanded his own leadership development and strategic planning consulting firm, Unlocking Potential LLC, in Pinehurst, North Carolina.  Prior thereto his career spanned 30 years as an operating executive.  He served as President and Chief Operating Officer of Pharmavite, a subsidiary of Otsuka Pharmaceutical Company, and led Pharmavite to becoming an industry leader while its Nature Made brand became the #1 mass market nutritional supplement brand.  He was also Executive Vice President of Marketing at Del Monte Foods; Senior Vice President & General Manager — Household Division of The Dial Corporation; Executive Vice President of Marketing and Development — Personal Care Division of Weyerhaeuser; and Vice President of Sales and Marketing — Van de Kamp’s Frozen Foods Division of Pillsbury.  In addition, he held marketing positions with Frito-Lay, Procter & Gamble and a health care start-up.

The Agreement provides for a term of up to seven years (“Employment Term”) with a beginning salary of $300,000 and participation in an annual incentive program with a target bonus opportunity of 50% of his then-current salary, plus an opportunity for a greater bonus if he achieves stretch goals measured by compound annual earnings growth significantly exceeding fiscal year earnings goals, subject to the Board’s discretion.  In addition, as part of the Agreement the Company has agreed to grant stock options (“Options”) under its Restated 2005 Stock Option Plan (“Plan”), subject to the Plan, the Stock Option Agreement and the Agreement, equivalent to approximately 13½% of all issued and outstanding shares of the Company’s $.02 par value common stock (“Common Stock”) as of the actual date of commencement of his Employment Term.  Such Options will vest and become exercisable in increasingly larger increments on the anniversary dates of the commencement date of his Employment Term plus twelve months.  Currently, the Plan has insufficient shares of Common Stock reserved for the Plan; an initial grant from the 371,000 shares currently available will be made on or about the commencement date of his Employment Term.  At its next meeting of stockholders, the Company will propose an increase in Plan shares to an amount adequate to provide for all anticipated option grants through August 21, 2015, the Plan’s termination date.  In the event of termination without cause, Mr. Bailey will be entitled to a severance payment of $300,000.  The Agreement contains an 18-month noncompetition provision, as well as confidentiality, non-disparagement and intellectual property provisions.  Other provisions in the Agreement and in the Plan govern potential consequences of a Change in Control.

The above summary of the material terms of the Agreement is qualified by reference to the text of the Agreement which is filed herewith as Exhibit 10.1 and is incorporated by reference.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 5, 2010, the Board amended Article II, Section 2 of the Company’s Bylaws to increase the size of the Board by one, from five to six.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYANOTECH CORPORATION

Dated: November 9, 2010	/s/ Deanna Spooner
	By:	Deanna Spooner
Chief Financial Officer, and Vice
President - Finance and Administration

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Letter Agreement

99.1	News release dated November 8, 2010 and headed: “Cyanotech Names Brent Bailey as President, Chief Executive Officer and a Director